Letter of Intent
          for the Purchase and Sale of Capital Stock
                      by and Between
                    IEG Holdings, Inc.
                        as Sellers
                          and
                 Sloan Electronics, Inc.
                      as Purchaser

     This Letter of Intent Agreement for the Purchase and Sale of Capital Stock (the "Agreement") made between IEG Holdings, Inc. and its shareholders ("Seller") and Sloan Electronics, Inc. ("Purchaser") is made this 3rd day of March, 1999.

                 PRELIMINARY STATEMENT

Purchaser intends to purchase from Seller, and Seller intends to sell to Purchaser, all of their respective right, title and interest in, to and under the capital stock of IEG Holdings, Inc., a Florida corporation consisting of educational and internet businesses and programs representing approximately two million dollars in gross annual revenues (hereinafter collectively referred to as the "Business"), which comprises all of the shares of the Business, strictly in accordance with the terms and provisions of this Agreement.

Purchaser is a company which is publicly traded via the over the counter bulletin board market and Seller is a private company which has no publicly traded stock.

This Agreement shall set forth the terms and conditions of a sale of stock as specified herein, and the actual sale shall occur at the closing date specified herein. This document shall not be deemed to create a binding transaction. Each party may withdraw from undertaking this transaction until the date of closing and the execution of all closing documents. This Agreement sets forth the intended terms of a transaction that may be subject to adjustments at closing based on the results of a due diligence period referred to herein.

NOW THEREFORE, in consideration of the foregoing Preliminary Statement, which is incorporated by reference with the same force and effect as if fully set forth herein, and in consideration of the mutual promises and covenants contained in this Agreement, Purchaser and Seller collectively agree as follows:

1. Sale of the Stock. In consideration of the Purchase Price, as herein defined, and the covenants, conditions, restrictions and agreements stipulated to be paid and performed by Purchaser and Seller and upon the terms and provisions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the outstanding and issued stock of the Business owned by Seller, which collectively is equal to one hundred percent of the stock in the Business.

2. Purchase Price. The purchase price (collectively herein called the Purchase Price) for the purchase and sale of the Seller's share of the stock of the Business shall be the consideration set forth in Exhibit "A" attached hereto and incorporated herein by reference.

The Purchase Price shall be paid in either stock or lawful money of the United States of America by cash, cashier's check, treasurer's check, bank check, certified check, wire transfer or other immediately available funds of the United States or any combination thereof as specified in Exhibit "A" attached hereto.

3. Creditors of Business; Indemnification. Seller agrees to and with Purchaser that all existing creditors of Business who are owed $1,000.00 or more by the Business as of this date, if any, are set forth on Exhibit "B" of this Agreement, together with a description of the amounts due and owing and the names of such creditors.
       Seller expressly agrees to defend all actions against Purchaser and/or the Business with respect to and shall pay, protect, indemnify and save harmless Purchaser and/or the Business from and against any and all liabilities, losses, damages, costs, expenses (including reasonable attorney's fees and expenses), causes of action, suits, claims, demands or judgments of any nature to which Purchaser and/or the Business, or any of them is subject to because of actions by the Seller on behalf of the Business prior to the closing.

       The aforementioned indemnifications shall not be applied in favor of an indemnitee as to actions of an indemnitor if such indemnitee had specific knowledge of and did not object to, or concurred in, such actions at or prior to the time the indemnitor took such actions.

4. Stock Power; Restrictive Covenant, Operation of the Business. Stock Powers shall be delivered to Purchaser upon the payment of the Purchase Price, together with all stock certificates representing the one hundred percent of the stock in the Business.

A. Seller's Covenant Not to Compete. In order to induce the Purchaser to purchase the shares of the Business, the Seller hereby agrees that until the second anniversary of the closing under this Agreement, he will not, individually or together with any one or more other persons or entities, directly or indirectly, engage in or have any ownership interest in any person, firm, corporation, partnership, association, agency or business (whether as principal, agent, holder of any equity security or other instrument convertible into an equity security, employee, consultant or otherwise) that engages in a business similar to or competitive with the business currently conducted by the Business and which is located or operated within the same state as any current location of the Business or any place where the Business has customers, or such other geographical area as a court of competent jurisdiction would deem reasonable. The Sellers agree that the period provided for and the area encompassed in this Section are necessary and reasonable in order to protect the Purchaser and the Business in the conduct of the Business' operation and are also as consideration for the Purchaser's agreements in Section B. For the period set forth in this Section, the Sellers, and each of them, hereby further agree not to divulge, communicate, or use to the detriment of the Business or the Purchaser, in any way, any confidential information or trade secrets of the Business, including, without limitation, personnel information, secret processes, know-how, customer lists, costs information and technical data.

  The Sellers acknowledge that the restrictions contained herein are reasonable and necessary to protect the business and interest which the Purchaser is acquiring pursuant to this Agreement and are also as consideration for the Purchaser's agreements in Section B, and that any violation of these restrictions will cause substantial irreparable injury to the Business and the Purchaser. The Sellers therefore hereby agree that the Business, the Purchaser, or any one or more of them, are entitled, in addition to any and all other remedies, to preliminary and permanent injunctive relief to prevent a breach or contemplated breach of this Section. The existence or any claim or cause of action against the Business or the Purchaser, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Business or the Buyer of the restrictions contained in this Section. Notwithstanding the foregoing, neither Steve Bettinger nor Robert Bettinger shall be prohibited from pursuing business or obtaining interests in non-educational entities that are not in competition with Purchaser or Seller, however, Steve Bettinger and Robert Bettinger must devote the majority of their time and efforts to the operation of the Business.

B.       Purchaser's  Covenant  Not to Compete.  In  order  to  induce  the
Sellers to sell the shares of the Business, and in consideration of the Sellers' agreements in Section A, the Purchaser hereby agrees that until the second anniversary of the closing under this Agreement, it will not, individually or acting together or with one or more other persons or entities, directly or indirectly, engage in or have any ownership interest in any person, firm, corporation, partnership, association, agency or business (whether as principal, agent, holder of any equity security or other instrument convertible into an equity security, employee, consultant or otherwise) that engages in a business similar to that currently engaged in by the Business. The Buyer agrees that the period provided for, and the areas encompassed, in this Section are necessary and reasonable in order to induce the Sellers to sell the shares of and to protect the Sellers' interest following the sale and are also as consideration for the Sellers' agreements in Section A. For the period of the covenant set forth in this Section, the Purchaser hereby further agrees not to divulge, communicate, or use to the detriment of Steven Bettinger or the Sellers in any way, any confidential information or trade secrets, including, without limitation, personnel information, secret processes, know-how, customer lists, cost information and technical data.
  The Purchaser acknowledges that the restrictions contained herein are reasonable and necessary to protect the business and interest of the Sellers following the sale of the Business' shares to the Purchaser pursuant to this Agreement and are also as consideration for the Sellers' agreements in Section A, and that any violation of these restrictions will cause substantial irreparable injury to Steven Bettinger and the Sellers. The Purchaser therefore hereby agrees that the Sellers and Steven Bettinger or any one or more of them, are entitled, in addition to any and all other remedies, to preliminary and permanent injunctive relief to prevent a breach or contemplated breach of this Section. The existence of any claim or cause of action against Steven Bettinger or the Sellers, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Steven Bettinger or the Sellers of the restrictions contained in this Section.

 C. Operation of the Business. The Purchaser and Seller agree that after the closing of the transaction referenced in this Agreement, Steve Bettinger and Robert Bettinger shall maintain all daily operations of the Business which shall include, but not be limited to, the following: (1) hiring and firing decisions regarding the Business, (2) payment of all bills regarding the Business, (3) determining acquisition candidates for the Business, (4) determining salaries of employees of the Business. (5) determining all employment contracts for the Business. In the event that Seller determines that there is an acquisition candidate for the Business to acquire, the Seller shall be authorized to negotiate on behalf of the Business for stock acquisitions, however, no acquisition shall be permitted for any business requiring shares of stock which are equal to more than fifteen (15) times the revenue of the proposed acquisition. Seller shall owe the purchaser a fiduciary duty to negotiate the most cost effective acquisition price available and all approvals required by law shall be obtained to effectuate an acquisition. It shall be presumed that any acquisition based on the fifteen times revenues or less formula shall be per se acceptable unless the stock of purchaser falls by one dollar per share or more within thirty days after announcement of an acquisition based on said formula, thereafter said formula will drop to thirteen times revenues, then if there is another one dollar drop using said new formula then the formula shall be eleven times revenues and if there is still a one dollar drop using eleven times revenue formula, then a formula of ten times revenues shall be employed. The formula for acquisitions shall not be below ten times revenues until the Purchaser's or the Seller's individual or combined revenues exceed twenty million dollars in annual sales. The decision with regards to acquisition targets of the Business shall be in the discretion of Steve Bettinger and Robert Bettinger. The Seller shall be responsible for paying 5% of the gross revenues of the Business to the Purchaser within five days of the last day of each month, with payments not beginning until six months from the date of the closing of this transaction.

5. Representations and Warranties. The Seller represents and Warrants that they are the only owners of the Business and that the Business is duly organized under the laws of the state of Florida. The Seller further represents and warrants that the financial statements attached as Exhibit "C" hereto are correct and accurately reflect the financial condition of the Seller as of the date of this Agreement. Within ninety days of the date of this Agreement the Seller shall provide the Purchaser with audited financials for the companies encompassed in the Business. The Seller further represents that it has full authority to enter into the transaction contemplated in this Agreement and that there are no lawsuits, liens, threatened or pending claims, either administrative, civil, criminal or otherwise against the Business or the Seller except as disclosed in Exhibit "D" attached hereto. The Seller further represents that it and the Business have been in compliance with all laws and regulations applicable to it. It is further represented that any contracts, agreements, assessments or obligations which the Business is subject to have been disclosed in Exhibit "E" attached hereto. In addition, Seller represents that the condition of the Business will not materially change between the date of this Agreement and the date of the closing.

6. Spinoff. The Seller and Purchaser agree that so long as the price of Purchaser's stock is traded in the open market at or above $3.00 per share, then the Seller shall have no right to have the Business spun off as a separately traded public entity. If, for a sixty day period during the three years from the date of the closing of this transaction, the Purchaser's stock is traded in the open market at below a price of $3.00 per share, then Seller shall have the right to have Seller and the Business spun off as a separately traded public entity and upon the spin off, the Purchaser shall have the choice of, five percent of the common stock of the separately traded public entity or any shares of Purchaser that were used to make acquisitions for the Seller/Business before the Seller and the Business were spun off as a separately traded public entity.

  7. The Closing. The closing (the Closing) for the matters contemplated in connection with this Agreement shall occur on May 22, 1999 (the Closing Date), at the offices of Purchaser's Counsel or at such other place and at such other time as shall be collectively agreed upon as the Closing Date by Purchaser and Seller.
 The parties agree that this closing may take place by documents being executed in counterparts and facsimile copies having the same effect as originals. Notwithstanding all other text in this paragraph number 7, no closing shall take place until Purchaser has changed its name to a name which reflects its involvement in the internet and the Purchaser must revise its website to accurately and professionally reflect its participation in the internet.

 8. Notices. Any notice, demand or request shall be given in writing and shall be deemed to have been duly given or made five (5) business days after the date it is mailed by certified or registered mail addressed to the parties to this Agreement. A copy of all notices, requests and demands shall be sent on behalf of Seller to Mr. Jay Korn, Esq. at Korn & Spirn, 50 Clinton Street, Hempstead, New York 11550, telephone (516)538-5222 and fax
(516)292-3556 and a copy of all notices, requests and demands on behalf of Purchase to David J. Feingold, Esq. at Feingold & Kam, 3300 PGA Blvd. Suite 410, Palm Beach Gardens, Fl 33410, telephone (561)630-6727 and fax (561) 630-8936.

9. Modification and Amendment and Restrictions. This Agreement may be modified, amended or otherwise changed only by an agreement in writing which is executed and delivered by the parties hereto. Purchaser hereby agrees that it is restricted from selling, encumbering or pledging any stock that it receives in Seller unless there is a spin off or the return of the Business to Seller from Purchaser. Purchaser further agrees that it shall not undertake any acquisitions other than of businesses in the same industry as Seller or Purchaser for a period of six months from the date of closing. Purchaser shall not issue any stock outside of that already authorized, for acquisitions other than new schools. Additionally, Purchaser further agrees that neither Larry Provost nor Paul Sloan or their families shall sell their stock in the Purchaser for a period of one year from the date of closing.

10. Further Acts, Instruments and Assurances. Purchaser and Seller hereby covenant and shall do, execute, acknowledge and deliver any and all further acts, instruments and assurances necessary for carrying out the intention and facilitating the performance of this Agreement and the transactions contemplated hereunder. Notwithstanding any provision to the contrary herein, no action may be taken pursuant to this Agreement unless approved by the action of the appropriate officer or the board of directors as may be required by Delaware law since Purchaser is a corporation organized and existing under the laws of the state of Delaware. Each party hereto further assures the other that it has obtained the appropriate board and/or shareholder approval to undertake the transaction contemplated herein.


11. Waiver of Remedies. No remedy herein conferred or conferred by law is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to and not in exclusion of any other remedy given hereunder or by law or now or hereafter existing at law or in equity. No delay, act or omission by Purchaser or Seller to exercise any right or power accruing in connection with this Agreement or the transactions contemplated hereunder shall impair any such right or power or shall be construed as a waiver thereof or an acquiescence therein; and every power and remedy conferred herein or conferred by law may be exercised from time to time and as often as may be deemed expedient.

12.     Binding  Effect/Due  Diligence Period.   Each  provision  of  this
Agreement shall be a separate and independent covenant. The breach of any provision shall not relieve Purchaser or Seller, as the case may be, from their obligation to observe and perform each and every other provision of this Agreement to be observed and performed. Notwithstanding the foregoing, this Agreement shall not operate as a conveyance of stock, the actual conveyance shall only occur upon the Closing taking place with the execution of all necessary closing documents. The actual Purchase Price paid may be adjusted based on any discrepancy found in the Exhibits attached hereto during the due diligence period. The due diligence ("Due Diligence") period shall be that period of time that elapses between the date of this Agreement and the Closing Date. During the Due Diligence period, the Purchaser and Seller shall be entitled to a copy of each and every document requested from the other as well as having the opportunity to have any professionals review their respective businesses, offices and documents, upon reasonable notice. Failure to make any requested documents available shall be grounds for voiding this entire Agreement at the discretion of either party.

13. Separability. If any provision of this Agreement is held to be invalid, illegal, non-binding and unenforceable, or any combination of the foregoing, this Agreement shall be construed as if the offending provision has not been herein contained.

14.     Counterparts.   This Agreement may be executed  and  delivered  in
counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

15. Entire Agreement. This Agreement contains the entire agreement among Purchaser and Seller; there are no promises, agreements, covenants or other conditions than those set forth herein.

16. Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Florida and venue shall only be appropriate in Palm Beach County, Florida.

17. Successors and Assigns. This Agreement shall be binding upon Seller and Purchaser and their respective successors and assigns.

18. Interpretation of this Agreement. Whenever used in this Agreement, the singular shall include the plural; the plural shall include the singular; the use of any gender shall include all genders; and person shall mean any individual, partnership, corporation, trust, estate, joint venture, syndicate or other entity or any combination of the foregoing.

19.   Waiver  of Conflict.  The parties hereto acknowledge  that  David  J.
Feingold, Esq. and Feingold & Kam have provided in the past and will provide services in the future to the Purchaser and Seller and their officers, directors, successors and assigns. It is specifically agreed that each party has been fully advised of David J. Feingold's and Feingold & Kam's involvement with each party. For purposes of this Agreement, David
J. Feingold and Feingold & Kam have been counsel for the Purchaser. The Seller has been given the opportunity to have independent legal counsel review this Agreement on their behalf and attorney Jay Korn, Esq. has acted on behalf of the Seller. The parties hereto hereby waive any claims regarding David J. Feingold, and Feingold & Kam's representation of each party in the past and in the future and each party has been given the opportunity to have alternative counsel review and draft this Agreement.

The undersigned have executed the signature page hereinbelow to signify their agreement to the terms and conditions set forth herein.

PURCHASER                                      SELLER

/s/ Larry Provost                              /s/ Robert Bettinger
Chairman                                       Sec/Treas
3/15/1999                                      3/15/99
/s/ Paul Sloan
President
3/15/99                                         Robert Bettinger
/s/ Paul Sloan                                  Steve Bettinger
/s/ Larry Provost

Exhibits to be attached:
A- Purchase Price     B- Creditors     C- Financial Statements
D- Lawsuits, liens, pending or threatened claims
E- Contracts, agreements, assessments, obligations

        Exhibit "A" - Purchase Price

          The Purchaser shall pay to Seller a total of 5.35 million shares of the Purchaser's stock assuming the receipt of two million dollars in revenues from Seller. The payment shall be made by the Purchaser permitting the Seller to convert all shares of IEG Holdings, Inc. or any of its subsidiary stock into shares of Sloan Electronics, Inc. stock. All stock so converted shall be restricted securities and not freely tradeable unless subject to an exemption or a rule recognized under the Securities Act of 1933 which would permit free trading. In the event any shares so converted become free trading, the Seller represents and warrants that at no time will the Seller sell any of its free trading shares at anytime that the share price of Sloan Electronics, Inc. falls below a bid price of two dollars per share. Notwithstanding the foregoing, the Seller shall be entitled to five hundred thousand shares of registered free trading stock with no selling restrictions. The Purchase Price paid at closing shall be increased or decreased depending if the actual dollar amount of revenues received from the Seller at closing is more or less than the dollar amount of revenues referenced herein. As of the execution of this Agreement, the Purchase Price is assumed to have a value of $16.05 million based on a share price of $3.00 per share for Purchaser's stock, which was the price of Purchaser's stock at the beginning of the acquisition discussions between the parties. On the date of closing, the Seller shall be entitled to the greater of 5.35 million shares of stock in Purchaser or $16.05 million worth of stock in Purchaser.